Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-240279

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.600% Senior Notes due 2031	$450,000,000	99.934%	$449,703,000	$41,687.47

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated July 31, 2020)

Stewart Information Services Corporation

$450,000,000 3.600% Senior Notes due 2031

We are offering $450,000,000 aggregate principal amount of 3.600% Senior Notes due 2031. The notes will mature on November 15, 2031. Interest on the notes will accrue from November 24, 2021 and be payable on November 15 and May 15 of each year, commencing on May 15, 2022.

Prior to August 15, 2031 (the date that is three months prior to the maturity date of the notes), we will have the right at our option to redeem the notes, in whole or in part, at any time or from time to time, by paying a “make-whole” premium. On or after August 15, 2031 (the date that is three months prior to the maturity date of the notes), we may redeem some or all of the notes, at our option, at any time and from time to time at par.

The notes will be our general senior unsecured obligations and will rank equally in right of payment with our existing and future senior unsecured indebtedness.

The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system.

	Price to Public(1)	Underwriting Discount	Proceeds to us (before expenses)
Per note	99.934%	1.000%	98.934%
Total	$449,703,000	$4,500,000	$445,203,000

(1) Plus accrued interest, if any, from November 24, 2021.

The underwriters expect to deliver the notes through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV and Clearstream Banking, société anonyme, on or about November 24, 2021. See “Underwriting (Conflicts of Interest).”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Goldman Sachs & Co. LLC	PNC Capital Markets LLC
Co-Managers

Fifth Third Securities	Citizens Capital Markets	Regions Securities LLC
Keefe, Bruyette & Woods	Stephens Inc.	Dowling and Partners Securities, LLC
A Stifel Company

Prospectus supplement dated November 17, 2021

table of contents

PROsPECTUS SUPPLEMENT

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act (as defined below), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any day prior to two business days before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

S-i

About this Prospectus Supplement

This document is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with information in the accompanying prospectus or any document incorporated by reference herein or therein that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents to which we have referred you in the sections of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find Additional Information,” “Incorporation of Certain Information by Reference” and “Incorporation by Reference.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants may only have been accurate as of the date made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We take no responsibility for, and can provide no assurances as to the reliability of, any information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not offering to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement or the accompanying prospectus to “Stewart,” the “Company,” “we,” “us,” or “our” mean Stewart Information Services Corporation and its subsidiaries, unless we state otherwise or the context otherwise requires. This prospectus supplement and the information incorporated herein by reference contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus supplement and the information incorporated herein, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or any related free writing prospectus are the property of their respective owners.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

S-ii

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the notes offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investor Relations section of our website, which is located at www.stewart.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 001-02658) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), between the date of this prospectus supplement and the termination of this offering:

Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 1, 2021;

Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on May 4, 2021, the quarter ended June 30, 2021, as filed with the SEC on August 3, 2021, and for the quarter ended September 30, 2021, as filed with the SEC on November 3, 2021;

Current Reports on Form 8-K, as filed with the SEC on February 18, 2021, March 17, 2021, March 25, 2021, June 1, 2021 (Accession number 0001104659-21-074993), August 26, 2021 and November 12, 2021; and

Definitive Proxy Statement on Schedule 14A as filed with the SEC on April 15, 2021, to the extent specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2020.

S-iii

You may request a copy of these filings, at no cost, by contacting us, either orally or in writing, at the following:

Stewart Information Services Corporation
1360 Post Oak Blvd., Suite 100
Houston, Texas, 77056
Phone: (713) 625-8100
nat.otis@stewart.com
Attn: Nat Otis

S-iv

Special Note Regarding Forward-Looking Statements

Certain statements in this prospectus supplement, any related free writing prospectus, and the information incorporated by reference herein and therein contain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different from those expressed in the forward-looking statements.

These risks and uncertainties include, among other things, the volatility of economic conditions, including the duration and effects of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors.

These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including in Part I, Item 1A “Risk Factors” in our 2020 Form 10-K, as updated and supplemented in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, and as may be further updated and supplemented from time to time in our future Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this prospectus supplement, any related free writing prospectus, and the information incorporated by reference herein and therein are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this prospectus supplement, any related free writing prospectus, or the information incorporated by reference herein or therein to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

S-v

Cautionary Statement Regarding the Use of Non-U.S. GAAP Measures

This prospectus supplement, including documents incorporated by reference herein, contains financial measures that are not prepared in accordance with United States Generally Accepted Accounting Principles (GAAP). These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses; and (2) adjusted net income, which is net income after earnings from noncontrolling interests, adjusted for any net realized and unrealized gains and losses and other non-operating costs such as merger expenses, cost initiative severance expenses, office closure costs and litigation expenses. We view these measures as important performance measures of core profitability for our operations and as key components of our internal financial reporting. We believe investors benefit from having access to the same financial measures that we use. For further discussion of the limitations of these non-U.S. GAAP measures and for reconciliations of total revenues to adjusted revenues and net income to adjusted net income, see footnotes 1 and 2 to the table under the heading “Prospectus Supplement Summary—Summary Historical Consolidated Financial Information” elsewhere in this prospectus supplement.

S-vi

Prospectus Supplement Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the notes discussed under “Risk Factors” beginning on page S-9 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Overview

We are a global real estate services company, incorporated in Delaware in 1970, and offering products and services through our direct operations, network of independent agencies and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. We currently report our business in two segments: title insurance and related services (title), and ancillary services and corporate.

We are one of the leading title insurers in the United States, based on 2020 unconsolidated statutory new premiums written through 2020, and have additional international operations in Canada, the United Kingdom, Europe, Mexico, the Caribbean, and Australia. We have a long history as a leader in title insurance after being established in 1893, and currently maintain a financial strength rating of A- by Fitch and A.M. Best.

For the years ended December 31, 2020 and 2019, our total revenues were $2,288.4 million and $1,940.0 million, respectively, and our adjusted net income attributable to Stewart was $158.3 million and $65.4 million, respectively. For the nine months ended September 30, 2021 and 2020, our total revenues were $2,344.1 million and $1,551.7 million, respectively, and our adjusted net income attributable to Stewart was $224.0 million and $102.0 million, respectively. As of September 30, 2021, our total assets were $2,375.5 million. See “—Summary Historical Consolidated Financial Information” for a reconciliation of net income to adjusted net income.

In response to the COVID-19 pandemic, we deployed our business continuity plan in March 2020 and continue to take appropriate measures to protect the safety of all our employees and customers, while monitoring the evolving effects of the COVID-19 pandemic in the geographies in which we operate. Within the U.S., our business was deemed an essential business which allowed us to continue underwriting and closing real estate transactions for our residential and commercial customers on a daily basis. When possible, we utilize our digital capabilities, including remote online notarization (RON), remote ink notarization (RIN), electronic signature platforms, virtual underwriting, and mobile earnest money transfer tools to aid our employees in facilitating real estate transactions during this challenging environment. We continue to operate under our business continuity plan that we deployed in March 2020 when the pandemic started. As various states have opened up and relaxed or removed restrictions on businesses and social gatherings, we are formulating a plan of safe return to workplace to be announced at a later time. We are taking into account insights gathered from our associates, recommendations from managers, guidance from health and governmental bodies, and developments relating to the COVID-19 pandemic. We will continue to proactively manage our business through this crisis with the help of our exceptional employees and support of our customers. The real estate market has gradually improved as a result of the reopening the economy in many geographies, the continued low interest rate environment, stimulus and forbearance availability, and positive demographic trends. On a seasonally-adjusted basis, September 2021 existing home sales improved 7% from August 2021 and were down 2% from September 2020. September 2021 median and average home prices increased approximately 13% and 9%, respectively, compared to September 2020 prices. September 2021 housing starts improved 7% compared to September 2020, but declined 2% from August 2021, while newly issued building permits in September 2021 were comparable to September 2020, but decreased 8% from August 2021.

During 2020, we acquired a number of title offices across several states, two appraisal management services companies, and an online notarization and closing solutions provider, in line with our investment and growth strategy of focusing on attractive businesses and geographies where we can have sustained success and where additional scale can efficiently and effectively improve profitability and margins. These acquisitions realign Stewart to strongly compete in several strategic markets where we have traditionally been underrepresented. As expected, these acquisitions were immediately accretive to Stewart and contributed in 2020 total revenues and pretax income of $109.2 million and $17.3 million, respectively.

During the first nine months of 2021, we acquired A.S.K. Services, Inc., a title search and support services provider, consistent with our plan to strengthen and expand title production resources for our independent agency partners; Signature Closers, LLC, an online notarization and closing solutions provider, which further advances our digital strategy and vision of streamlining closings, while providing a best-in-class customer experience; Cloudvirga, a provider of a digital customer engagement platform; title companies Thomas Title & Escrow, Prima Title, LLC, Title First Agency, Inc., Stewart Title of Sacramento and Stewart Title of Placer, with combined operations in the states of Arizona, California, New Mexico, Ohio and Texas. Additionally, on October 1, 2021, we acquired Informative Research, a leader in providing credit, consumer and real estate data and technology services, to further advance our data and analytics capabilities and streamline the loan cycle. On November 12, 2021, we also agreed to acquire EquiMine (d/b/a PropStream), a real estate data and analytics company, for purchase consideration of approximately $175 million. We expect to close the acquisition of EquiMine on or around November 15, 2021. We expect these acquisitions to further leverage our position in the evolving real estate closing experience and improve scale and synergies within our title business.

We believe our solid operating results and strong liquidity position will allow us to continue investing and growing to maximize our operational potential. Our investment and growth strategy will focus on strengthening our competitive position in attractive geographies where additional scale can drive improved profitability and margins. Additionally, we regularly evaluate adjacent businesses and technologies that will allow us to enhance our position in the evolving real estate closing experience.

Our current strategic priorities are:

(1)	Driving structural change in our portfolio businesses

(2)	Refocusing capital deployment towards growth

(3)	Leveraging our brand and customer experience to build share

(4)	Using size and scale to drive performance

(5)	Enabling technology solutions to maximize customer experience

(6)	Investing in talent to drive growth and improvement

Recent Developments

Credit Agreement

On October 28, 2021, we entered into a senior unsecured credit agreement (the “New Credit Agreement”) with PNC Bank, National Association, as Administrative Agent, Swingline Loan Lender and Issuing Lender, Stewart Title Company and Stewart Lender Services, as Guarantors (the “New Credit Agreement Guarantors”), and the Lenders party thereto. The credit facility evidenced by the New Credit Agreement is comprised of a $200 million revolving credit facility (the “2021 Revolving Facility”) that matures on October 28, 2026 and a $400 million delayed-draw 364-day term loan credit facility (the “New Term Loan”). The New Credit Agreement includes an incremental facility option that permits us, subject to the satisfaction of certain conditions, to increase the revolving commitments in an aggregate amount not to exceed $125 million. Our obligations under the New Credit Agreement are not secured and are guaranteed by the New Credit Agreement Guarantors. See “Description of Certain Other Indebtedness—New Credit Agreement” in this prospectus supplement for a summary of the terms of the Credit Agreement.

Upon entry into the New Credit Agreement, we borrowed $370 million under the New Term Loan and used the net proceeds from the New Term Loan to repay the entire $273.9 million balance outstanding under our prior Credit Agreement, dated as of November 9, 2018, as amended (the “Prior Credit Agreement”), by and among the Company, the guarantors named therein, BBVA USA, f/k/a Compass Bank, N.A., as administrative agent, issuing bank and a lender, and the other lenders party thereto, with the remainder of the net proceeds of the New Term Loan to be used for general corporate purposes, including to finance certain strategic acquisitions. We intend to use the net proceeds from this offering to repay all amounts outstanding under our New Term Loan.

In this prospectus supplement, we collectively refer to (i) our entering into the New Credit Agreement, (ii) the repayment of all amounts outstanding under and termination of the Prior Credit Agreement and (iii) this offering of notes and the use of proceeds as described under “Use of Proceeds” as the “Refinancing Transactions.”

Company Information

Stewart was established in 1893 and is headquartered in Houston, Texas. We primarily operate in the United States with international market presence through a network of regional offices in Canada, the United Kingdom, Australia, Europe, the Caribbean and Mexico. Our principal executive offices are located at 1360 Post Oak Blvd., Suite 100, Houston, Texas, 77056, and our telephone number is (713) 625-8100. We maintain a website at http://www.stewart.com. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only. Our common stock trades on the New York Stock Exchange under the symbol “STC”.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	Stewart Information Services Corporation.
Securities offered	$450,000,000 aggregate principal amount of 3.600% Senior Notes due 2031.
Maturity date	November 15, 2031.
Interest rate	3.600% per annum.
Interest payment dates	Interest on the notes will be paid semi-annually on November 15 and May 15 of each year, beginning on May 15, 2022.
Ranking

The notes:

will be our general senior unsecured obligations;

will not be guaranteed by any of our subsidiaries;

will rank equally in right of payment with our existing and future senior unsecured indebtedness; and

will be effectively subordinated to all liabilities of our subsidiaries and to all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

As of September 30, 2021, on an as adjusted basis after giving effect to the Refinancing Transactions:

• We would have had $451.4 million of total indebtedness (including the notes, but excluding unamortized debt issuance costs), all of which would have ranked equally with the notes;

• We would have had no borrowings outstanding under our New Credit Agreement; and

• We would have had no secured indebtedness.

Optional redemption	If the notes are redeemed prior to August 15, 2031 (the date that is three months prior to their maturity date), we will have the right at our option to redeem the notes, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of 100% of the principal amount of notes to be redeemed and the “make whole” redemption price described under “Description of the Notes—Optional redemption” in this prospectus supplement. If the notes are redeemed on or after August 15, 2031 (the date that is three months prior to their maturity date), we will have the right at our option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.

Covenants

The indenture governing the notes will, among other things, limit our ability to:

• create liens; and

• consolidate, merge or convey, transfer or lease all or substantially all of our assets.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of the Notes—Certain covenants.”

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ 442.2 million, after deducting the underwriting discount and estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering to repay all outstanding amounts under our New Term Loan and for general corporate purposes, which may include, among other possible uses, acquisitions, funding for working capital, the repayment or repurchase of debt or other liabilities, repurchase of our capital stock and other capital expenditures. We may also use the net proceeds for temporary investments until we need them for general corporate purposes. See “Use of Proceeds.”

Form and denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company.
Trading	The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may, in their sole discretion, discontinue market-making at any time without notice. See “Underwriting (Conflicts of Interest)” in this prospectus supplement for more information about possible market-making by the underwriters.
Trustee	Computershare Trust Company, N.A.
Risk factors	You should carefully consider the information set forth in the “Risk factors” section of this prospectus supplement and in Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020 and in Item 1A. of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as well as all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.
Conflicts of Interest	Because an affiliate of PNC Capital Markets LLC, which is an underwriter of this offering of the notes, is the Sole Lead Arranger and Sole Bookrunner under our New Credit Facility and because such affiliate is expected to receive more than 5% of the net proceeds of this offering due to the repayment of all amounts outstanding under our New Credit Agreement, PNC Capital Markets LLC would be considered to have a “conflict of interest” with us in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with the offering because the offering is of a class of securities that are investment grade rated. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Summary consolidated financial data

The following table sets forth summary historical consolidated financial data as of the dates and for the periods indicated. The summary historical consolidated financial data as of and for the years ended December 31, 2020, 2019 and 2018 is derived from our audited consolidated financial statements and related notes, which are incorporated by reference herein. The summary historical consolidated financial data as of and for the nine months ended September 30, 2021 and 2020 is derived from our unaudited consolidated financial statements and related condensed notes, which are incorporated by reference herein. Our historical results are not necessarily indicative of the results to be expected for future periods, and our results for any interim period are not necessarily indicative of the results to be expected for the full fiscal year or any other future period. The summary historical consolidated financial data does not contain all of the information you should consider before deciding whether to invest in the notes and should be read in conjunction with the sections entitled “Capitalization” and “Risk Factors” in this prospectus supplement, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and our historical consolidated financial statements and related notes thereto, which are included elsewhere or incorporated by reference herein.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands)
Income Data:
Revenues
Title revenues:
Direct operations	$999,098	$696,611	$1,037,852	$869,457	$833,200
Agency operations	1,138,023	802,022	1,151,030	970,540	1,003,959
Ancillary services	176,057	44,573	82,621	37,456	50,723
Total Operating Revenues	2,313,178	1,543,206	2,271,503	1,877,453	1,887,882
Investment income	13,127	14,530	18,607	19,795	19,737
Net realized and unrealized gains (losses)	17,816	(6,035)	(1,678)	42,760	53
	2,344,121	1,551,701	2,288,432	1,940,008	1,907,672
Expenses
Amounts retained by agencies	935,861	659,138	944,480	799,229	827,046
Employee costs	555,451	428,817	613,195	567,173	562,469
Other operating expenses	415,864	245,003	375,188	345,349	345,307
Title losses and related claims	92,687	68,600	115,224	84,423	71,514
Depreciation and amortization	22,394	13,436	19,216	22,526	24,932
Interest	1,960	2,075	2,624	4,341	3,875
	2,024,217	1,417,069	2,069,927	1,823,041	1,835,143

Income before taxes and noncontrolling interests	319,904	134,632	218,505	116,967	72,529
Income tax expense	(70,547)	(29,293)	(48,833)	(26,695)	(13,507)
Net Income	249,357	105,339	169,672	90,272	59,022
Less net income attributable to noncontrolling interests	11,639	10,107	14,767	11,657	11,499
Net income attributable to Stewart	237,718	95,232	154,905	78,615	47,523

	(In millions)
Other Financial Data:
Adjusted revenues (1)	2,326.3	1,557.7	2,290.1	1,897.2	1,907.6
Adjusted net income attributable to Stewart (2)	224.0	102.0	158.3	65.4	59.6

	As of September 30,		As of Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$607,605	$381,560	$432,683	$330,609	$192,067
Short-term investments	17,198	21,288	20,678	23,527	22,950
Investments in debt and equity securities, at fair value	700,719	650,599	684,387	645,039	636,017
Total assets	2,375,505	1,820,189	1,978,575	1,592,785	1,372,930
Notes payable	275,276	101,256	101,773	110,632	108,036
Estimated title losses	534,551	466,812	496,275	459,053	461,560
Total liabilities	1,158,805	869,320	966,169	839,026	693,093
Total stockholders’ equity	1,216,700	950,869	1,012,406	753,759	679,837

(1)	Adjusted revenues represents reported revenues adjusted for any net realized and unrealized gains and losses. Management views this measure as an important performance measure for its operations and as a key component of its internal financial reporting. We disclose adjusted revenues, which is a non-U.S. GAAP measure, because management believes investors benefit from having access to the same financial measures that management uses. We use adjusted revenues to evaluate our performance. You should not consider adjusted revenues as an alternative to total revenue, determined in accordance with U.S. GAAP. See “Cautionary Statement Regarding the Use of Non-U.S. GAAP Measures.”

The most directly comparable U.S. GAAP measure to adjusted revenues is total revenues. The following table is a reconciliation of our total revenues to adjusted revenues for the periods presented:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2021	2020	2020	2019	2018
	(In millions)
Total revenues	2,344.1	1,551.7	2,288.4	1,940.0	1,907.7
Net realized and unrealized (gains) losses (a)	(17.8)	6.0	(1.7)	(42.8)	(0.1)
1. Adjusted revenues	2,326.3	1,557.7	2,290.1	1,897.2	1,907.6

__________________

(a)	Amounts for 2019 include a $50.0 million merger termination fee received in connection with the terminated merger transaction with Fidelity National Financial, Inc. (FNF).

(2)	Adjusted net income attributable to Stewart represents net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses and other non-operating costs such as merger expenses, cost initiatives severance expenses, office closure costs and litigation expenses. We disclose adjusted net income attributable to Stewart, which is a non-U.S. GAAP measure, because management believes investors benefit from having access to the same financial measures that management uses. We use adjusted net income attributable to Stewart to evaluate our performance. You should not consider adjusted net income attributable to Stewart as an alternative to net income attributable to Stewart, determined in accordance with U.S. GAAP. See “Cautionary Statement Regarding the Use of Non-U.S. GAAP Measures.”

The most directly comparable U.S. GAAP measure to adjusted net income attributable to Stewart is net income attributable to Stewart. The following table is a reconciliation of our net income attributable to Stewart to adjusted net income attributable to Stewart for the periods presented:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2021	2020	2020	2019	2018
	(In millions)
Net income attributable to Stewart	237.7	95.2	154.9	78.6	47.5
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses (a)	(17.8)	6.0	1.7	(42.8)	(0.1)
Cost initiatives severance expenses	—	2.8	2.8	6.5	—
FNF merger / strategic alternatives expenses	—	—	—	6.8	12.6
Executive severance expenses	—	—	—	—	1.0
Large escrow losses	—	—	—	1.7	—
Office closure costs	—	—	—	6.6	0.8
Executive insurance policy settlement	—	—	—	2.2	—
Litigation expense accruals	—	—	—	—	1.2
Other non-operating charges	—	—	—	2.1	—
Net tax effects of non-GAAP adjustments	4.1	(2.0)	(1.1)	3.7	(3.4)
Non-GAAP adjustments, after taxes	(13.7)	6.8	3.4	(13.2)	12.1
Adjusted net income attributable to Stewart	224.0	102.0	158.3	65.4	59.6

(a)	Amounts for 2019 include a $50.0 million merger termination fee received in connection with the terminated merger transaction with Fidelity National Financial, Inc. (FNF).

Risk Factors

Investing in the notes involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein or therein, you should carefully consider the risks described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021, and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 4, 2021, the quarter ended June 30, 2021, filed with the SEC on August 8, 2021, and for the quarter ended September 30, 2021, filed with the SEC on November 3, 2021, before making a decision about investing in the notes. The risks and uncertainties discussed below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business, financial condition and operating results.

Our indebtedness could adversely affect us by reducing our flexibility to respond to changing business and economic conditions.

As of September 30, 2021, after giving effect to the Refinancing Transactions, our total indebtedness (including the notes, but excluding unamortized debt issuance costs) would have been $451.4 million, and we would have had no borrowings outstanding under our New Credit Agreement.

Among other things, our indebtedness may be viewed negatively by credit rating agencies, which could result in increased costs for us to access capital markets. Any future downgrade of the debt issued by us could significantly increase our cost of capital and/or adversely affect our ability to raise capital in the future.

Incurring substantial indebtedness in the future could also reduce our ability to obtain additional financing for working capital, capital expenditures, acquisitions, and other general corporate purposes and could reduce our flexibility to respond to economic downturns and economic pressures.

In addition, our incurrence of additional debt or liabilities may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes or a loss in the market value of your notes. Our level of indebtedness may also place us at a competitive disadvantage against competitors with less indebtedness. If we default or breach our obligations, we could be required to pay a higher rate of interest or lenders or noteholders could accelerate the repayment of our borrowings.

Negative covenants in the indenture offer only limited protection to holders of the notes.

The indenture governing the notes will contain certain negative covenants that apply to us and certain of our subsidiaries. For example, the limitation on liens covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, issue, assume, guarantee or incur liens to secure certain indebtedness without equally and ratably securing the notes. However, neither we nor any of our subsidiaries will be restricted from incurring additional debt or other liabilities under the indenture. We may from time to time incur additional debt and other liabilities. The indenture will not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. In addition, we will not be restricted from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock under the indenture.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

In addition, if we incur any additional indebtedness that ranks equally with the notes, the holders of that debt would be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution, or other winding up of us. This may have the effect of reducing the amount of proceeds ultimately paid to you. If new debt is added to our current debt levels, related risks that we now face could intensify.

The notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries and to our secured obligations.

The notes will be our exclusive obligations and not of any of our subsidiaries. Our operations are conducted through our subsidiaries, which are separate legal entities that will have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish. If there are not sufficient assets remaining to pay our creditors, all or a portion of the notes then outstanding would remain unpaid. In addition, the notes will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Our ability to refinance our indebtedness depends on many factors beyond our control.

We will likely need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time and could be limited by restrictive covenants in our debt agreements that are not being refinanced. We cannot provide assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system. We cannot assure you a trading market for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading market develops, you may be unable to resell the notes at their fair market value or at any price. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes.

If a trading market does develop, changes in our ratings or the financial markets and other factors could adversely affect the market price of the notes.

The market price of the notes will depend on many factors, including, among others, the following:

the time remaining to the maturity of the notes;

the outstanding amount of the notes;

the terms related to optional redemption of the notes;

ratings on our debt securities assigned by rating agencies;

the prevailing interest rates being paid by other companies similar to us;

our results of operations, financial condition and prospects; and

the condition of the financial markets generally.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the notes.

Redemption may adversely affect your return on the notes.

The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable investment at an effective interest rate as high as the interest rate on your notes being redeemed.

An increase in market rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Our credit ratings may not reflect all risks of your investment in the notes.

We expect that the notes will initially be rated by one nationally recognized statistical rating organization. This credit rating is limited in scope, and does not address all material risks relating to an investment in the notes, but rather reflects only the view of such rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit rating will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Use of Proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $444.2 million, after deducting the underwriting discounts and estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering to repay all amounts outstanding under our New Term Loan and for general corporate purposes, which may include, among other possible uses, acquisitions (including our purchase of EquiMine (d/b/a PropStream)), funding for working capital, the repayment or repurchase of debt or other liabilities, repurchase of our capital stock and other capital expenditures. We may also use the net proceeds for temporary investments until we need them for general corporate purposes. An affiliate of PNC Capital Markets LLC is the Sole Lead Arranger and Sole Bookrunner under the New Term Loan, and is expected to receive more than 5% of the net proceeds of this offering due to the repayment of all amounts outstanding under our New Credit Agreement. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the Refinancing Transactions, after deducting the estimated underwriting discounts and estimated offering expenses.

This table should be read in conjunction with our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the prospectus supplement entitled “Where You Can Find More Information.”

	September 30, 2021
	(unaudited)
	(in thousands)

	Actual		As adjusted
		(in thousands)
Cash, cash equivalents	$607,605		$681,808
Notes payable:
Prior Credit Agreement	273,875		—
2021 Revolving Credit Facility (1)	—		—
New Term Loan (1)	—		—
Notes offered hereby	—		450,000
Other notes payable	1,401		1,401
Total notes payable	275,276		451,401
Stockholders’ equity attributable to Stewart	1,207,896		1,207,896
Noncontrolling interests	8,804		8,804
Total stockholders’ equity	1,216,700		1,216,700
Total capitalization	1,491,976		1,668,101

(1) On October 28, 2021, we entered into the New Credit Agreement and terminated the Prior Credit Agreement. As of October 28, 2021, we had $200 million of available undrawn revolving commitments under our 2021 Revolving Credit Facility, and $370 million of outstanding borrowings and $30 million of available capacity under our New Term Loan.

Description of Certain Other Indebtedness

New Credit Agreement

On October 28, 2021, we entered into a senior unsecured credit agreement (the New Credit Agreement) with PNC Bank, National Association, as Administrative Agent, Swingline Loan Lender and Issuing Lender, Stewart Title Company and Stewart Lender Services, as Guarantors (the New Credit Agreement Guarantors), and the Lenders party thereto.

The credit facility evidenced by the New Credit Agreement is comprised of a $200 million revolving credit facility (the 2021 Revolving Facility) that matures on October 28, 2026 and a $400 million delayed-draw 364-day term loan credit facility (the New Term Loan). The New Credit Agreement includes an incremental facility option that permits us, subject to the satisfaction of certain conditions, to increase the revolving commitments in an aggregate amount not to exceed $125 million. Our obligations under the New Credit Agreement are not secured and are guaranteed by the New Credit Agreement Guarantors.

At our election, borrowings under the New Credit Agreement will bear interest at either (a) the Base Rate plus the Applicable Margin (each as defined in the New Credit Agreement) or (b) the LIBOR Rate (as defined in the New Credit Agreement) plus the Applicable Margin. The Applicable Margin for revolving loans ranges from 0.25% to 0.625% per annum for Base Rate Borrowings and 1.25% to 1.625% per annum for LIBOR Rate Borrowings and for term loans ranges from 0.0% to 0.25% per annum for Base Rate Borrowings and 0.875% to 1.25% per annum for LIBOR Rate Borrowings, in each case based on our Debt to Capitalization Ratio (as defined in the New Credit Agreement). Further, a commitment fee accrues, based on our Debt to Capitalization Ratio, ranging from 0.15% to 0.30% per annum on the average daily unused portion of the commitments.

The New Credit Agreement contains customary affirmative covenants, including, among others, covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the New Credit Agreement contains customary negative covenants limiting our and the New Credit Agreement Guarantors’ ability to, among other things, incur debt, grant liens, make investments, effect certain fundamental changes, make certain asset dispositions, and make certain restricted payments. The New Credit Agreement also contains certain consolidated financial covenants providing that (a) the Debt to Total Capitalization Ratio shall not be greater than 0.35 to 1.00 and (b) Consolidated Net Worth (as defined in the New Credit Agreement) shall not be less than the sum of (i) an amount equal to 70% of our Consolidated Net Worth for the fiscal quarter ended June 30, 2021 plus (ii) 50% of Consolidated Net Income (as defined in the New Credit Agreement) for each fiscal quarter (beginning with the first full fiscal quarter ending after the closing date) for which Consolidated Net Income is a positive amount plus (iii) 50% of the net cash proceeds from our equity issuances after the closing date. Upon the occurrence of an event of default the lenders may accelerate the loans. Upon the occurrence of certain insolvency and bankruptcy events of default the loans will automatically accelerate.

Upon entry into the New Credit Agreement, we borrowed $370 million under the New Term Loan, which proceeds were used to repay in full the $273.9 million obligation outstanding under our Prior Credit Agreement. We intend to use a portion of the net proceeds from this offering to repay all outstanding amounts under our New Term Loan. We are able to borrow the remaining $30 million commitment under the New Term Loan on or before April 28, 2022.

Description of the Notes

The notes will be issued under an indenture, dated as of November 24, 2021, between us and Computershare Trust Company, N.A., as trustee, which we refer to as the “base indenture,” as supplemented by the first supplemental indenture, to be dated November 24, 2021, and the second supplemental indenture, to be dated November 24, 2021. The base indenture, as supplemented by the first supplemental indenture and the second supplemental indenture, is referred to in this prospectus supplement as the “Indenture”. The following description supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Securities” in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the Indenture and the notes.

This description and the section entitled “Description of Securities” in the accompanying prospectus are summaries and are subject to, and qualified in their entirety by, the provisions of the Indenture. You can find the definition of certain terms used in this description under “—Certain covenants—Certain Definitions” below. Defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. References in this “Description of the Notes” to “the Company,” “we,” “us” and “our” refer only to Stewart Information Services Corporation and not to any of its subsidiaries.

Principal, maturity and interest

In this offering, we will issue $450,000,000 in aggregate principal amount of our 3.600% Senior Notes due 2031. The notes will initially be issued in book-entry form and in all cases in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on November 15, 2031. We may issue additional notes from time to time after this offering. See “—Issuance of additional notes.”

The notes offered hereby will bear interest from November 24, 2021, the original date of issuance of the notes, at a rate of 3.600% per annum. Interest will be payable semi-annually on November 15 and May 15 of each year, beginning May 15, 2022, to the persons in whose names the notes are registered at the close of business on the preceding November 1 and May 1, respectively. The initial interest period will be the period from, and including, the issue date of the notes to, but, excluding May 15, 2022, the first interest payment date. Subsequent interest periods will be the period from, and including, the interest payment date to, but excluding, the next interest payment date or maturity date, as applicable. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, any redemption date or the maturity date would otherwise be a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Ranking

The notes:

•	will be our general senior unsecured obligations;

•	will not be guaranteed by any of our subsidiaries;

•	will rank equally in right of payment with our existing and future senior unsecured indebtedness; and

•	will be effectively subordinated to all liabilities of our subsidiaries and to all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

As of September 30, 2021, on an as adjusted basis after giving effect to the Refinancing Transactions (as defined in this prospectus supplement):

•	We would have had $451.4 million of total indebtedness (including the notes, but excluding unamortized debt issuance costs), all of which would have ranked equally with the notes;

•	We would have had no borrowings outstanding under our New Credit Agreement (as defined in this prospectus supplement); and

•	We would have had no secured indebtedness.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on, any note in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note for payment to its participants for subsequent disbursement to the beneficial owners.

We will pay principal of, premium, if any, and interest on any notes issued in certificated form at the office or agency we designate, except that we may pay interest on any notes in certificated form either at the corporate trust office of the trustee or, at our option, by check mailed to holders of the notes at their registered addresses as they appear in the registrar’s books. In addition, if a holder of at least $5.0 million in principal amount of notes in certificated form has given wire transfer instructions to a U.S. dollar account maintained by such holder with a bank located in the contiguous United States to us in accordance with the Indenture, we will make all payments on those notes by wire transfer in accordance with those instructions.

We have initially designated the corporate trust office of the trustee to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we and the trustee may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a mailing of notice of redemption.

Issuance of additional notes

We may from time to time, without the consent of, or notice to, the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any such additional notes will, together with the notes, constitute a single series of debt securities under the Indenture and will vote together as one class on all matters with respect to the notes, provided that if any such additional notes are not fungible with the existing notes for United States federal income tax purposes, such additional notes will have a separate CUSIP number. No such additional notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the notes,” references to the notes include any additional notes of the same series actually issued.

In addition, we may issue from time to time other series of debt securities under the base Indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the notes. The base indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether senior or subordinated) which we or our subsidiaries may incur.

Optional redemption

At any time prior to August 15, 2031 (three months prior to the maturity date of the notes) (the “Par Call Date”), the notes will be subject to redemption by us, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of the interest accrued to the date of redemption and assuming for these purposes that the notes mature on the Par Call Date) computed by discounting such payments to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 30 basis points plus the Adjusted Treasury Rate on the third business day prior to the redemption date, as calculated by an Independent Investment Banker, plus, in each case, unpaid interest that has accrued to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time on or after the Par Call Date, we may redeem notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any unpaid interest that has accrued to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

We will send a notice of redemption at least 15 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed, except that a redemption notice may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional. If we elect to redeem the notes in part and the notes are held by The Depository Trust Company as depositary, then The Depository Trust Company’s operational procedures for selection of notes for redemption will apply; if we elect to redeem the notes in part and the notes are not held by a depositary, then the trustee will select the notes to be redeemed on a pro rata basis.

Upon the payment of the redemption price, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the remaining term of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (assuming for these purposes that the notes mature on the Par Call Date), or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the notes (assuming for these purposes that the notes mature on the Par Call Date).

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means Goldman Sachs & Co. LLC, a Primary Treasury Dealer selected by PNC Capital Markets LLC and three Primary Treasury Dealers to be selected by the Company and its respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. governmental securities dealer (a “Primary Treasury Dealer”), the Company (or its successor) will substitute for it another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Mandatory redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Certain covenants

Restrictions on Liens

The Company will not, nor will it permit any Covered Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness for Borrowed Money secured by a Lien on Voting Stock of any Covered Subsidiary unless the notes then outstanding are secured by such Lien equally and ratably with (or prior to) such Indebtedness for Borrowed Money, for so long as such other Indebtedness for Borrowed Money is so secured. This restriction will not apply to Indebtedness for Borrowed Money secured by:

(a)       Liens on the Voting Stock of a Person existing at the time such Person becomes a Subsidiary of the Company; provided that such Liens were in existence prior to and were not incurred in contemplation of such Person becoming a Subsidiary of the Company;

(b)       Liens on the Voting Stock of any Covered Subsidiary in favor of the Company or any Subsidiary of the Company, including, without limitation, Liens securing Indebtedness for Borrowed Money between or among the Company and any Subsidiary of the Company; and

(c)       any extension, renewal or replacement (and successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in clause (a) or (b) above; provided that (1) such extension, renewal or replacement Lien is limited to the same Voting Stock that secured the original Lien and (2) the principal amount of the Indebtedness secured by the new Lien is not greater than the principal amount of any Indebtedness secured by the Lien that is extended, renewed or replaced, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs, payable in connection with any such extension, renewal or replacement.

The Indenture will provide that Liens on Voting Stock securing the notes as a result of this covenant shall be released upon the release of any such Lien securing the Indebtedness for Borrowed Money which resulted in the notes being so secured.

Reporting

We will furnish to the trustee, within 30 days after we are required to file such reports with the SEC, copies of our annual, quarterly and current reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure.

If at any time we are not required to file with the SEC the reports required by the preceding paragraph, we will furnish to the holders of the notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. We will be deemed to have provided the information to holders if we have filed reports containing such information with the SEC via EDGAR, or any successor electronic delivery procedure.

Delivery of reports, information and documents to the trustee under the Indenture is for informational purposes only and the information and the trustee’s receipt of the foregoing shall not constitute actual or constructive knowledge or notice of any information contained therein, or determinable from information contained therein, including our compliance with any of our covenants thereunder (as to which the trustee is entitled to rely exclusively on an officers’ certificate). The trustee shall have no duty to monitor or confirm, on a continuing basis or otherwise, our or any other person’s compliance with any of the covenants under the Indenture, to determine whether such reports, information or documents are filed with the SEC (via EDGAR or otherwise) or made publicly available on a website, to examine such reports, information, documents and other reports to ensure compliance with the provisions of the Indenture, to ascertain the correctness or otherwise of the information or the statements contained therein or to participate in any conference calls.

Consolidation, Merger, Conveyance of Assets

The Indenture will provide that the Company will not consolidate with or merge into any other entity or convey, transfer or lease all or substantially all of its assets to any Person, unless:

•	the Person formed by such consolidation (if other than the Company) or into which the Company is merged or the Person that acquires by conveyance or transfer all or substantially all the assets of the Company shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal, and premium, if any, and interest on the notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; and

•	immediately after giving effect to that type of transaction, no default or Event of Default exists.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, conveyance, assignment, transfer, lease or other disposition of less than all of the Company’s assets.

The Company shall deliver to the trustee, prior to the proposed transaction, an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the Indenture and that all conditions precedent to the consummation of the transaction under the Indenture have been met.

This covenant will not apply to a merger of the Company with an affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Event Risk

Except for the limitations described above under “Restriction on Liens,” neither the Indenture nor the notes will afford holders of the notes protection in the event of a highly leveraged transaction involving us or will contain any restrictions on the amount of additional indebtedness, whether secured or unsecured, that we may incur. The Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the Indenture does not contain any provisions that restrict our ability to pay dividends or repurchase Capital Stock or that would require us to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or an asset sale (other than a sale of all or substantially all of our assets) or other events involving us which may adversely affect the creditworthiness of the notes.

Certain Definitions

“Capital Stock” means (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in distributions with Capital Stock.

“Covered Subsidiaries” means, as of any date of determination, any Subsidiary of the Company, the consolidated total assets of which, as of the last day of the most recent fiscal quarter of the Company for which a consolidated balance sheet of the Company and its Subsidiaries is internally available and has been prepared in accordance with GAAP, constitute at least 15% of the Company’s total consolidated assets, and any successor to any such Subsidiary whose consolidated total assets likewise satisfy such requirement; provided, however, that (i) Covered Subsidiaries shall in no event include any Subsidiary of the Company that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company and (ii) consolidated total assets shall be calculated giving pro forma effect to any material (as determined in good faith by the chief financial officer of the Company) asset acquisition or disposition by the Company and its Subsidiaries occurring after the end of the most recently completed fiscal quarter for which a consolidated balance sheet of the Company and its Subsidiaries is internally available, and on or prior to the date of determination (as if such acquisition or disposition occurred at the end of such completed fiscal quarter).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession and as in effect from time to time.

“Indebtedness for Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness for Borrowed Money of others.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the issue date.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

Events of default

The Indenture will define an “Event of Default” as:

(a)       a default in payment when due of any principal of, or premium, if any, on the notes, whether at maturity, upon any redemption or otherwise;

(b)       a default for 30 days in payment when due of interest on the notes;

(c)       a default for 60 days after written notice from the trustee or holders of at least 25% in principal amount of the outstanding notes (with a copy to the trustee) in the compliance with any other covenant in the Indenture or the notes;

(d)       certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary; or

(e)       a default under any instrument evidencing Indebtedness for Borrowed Money of the Company, whether such indebtedness now exists or is created after the issue date, if that default: (i) is caused by a failure to pay principal when due at final (and not any interim) maturity of such indebtedness on or prior to the expiration of the grace period provided in such indebtedness (a “Payment Default”) or (ii) results in the acceleration of such indebtedness prior to its stated maturity (without such acceleration having been rescinded, annulled or otherwise cured, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within 30 days after receipt of written notice of such default or breach to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of the notes); and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured as described in clause (ii) above), aggregates $30 million or more.

If an Event of Default (other than one described in clause (d) above) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes (with a copy to the trustee) may declare the principal amount of all notes to be due and payable immediately. If any Event of Default described in clause (d) above occurs, the principal amount of the notes will be automatically due and payable immediately. At any time, however, after an acceleration with respect to the notes has occurred but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding notes may, under some circumstances, rescind and annul such acceleration. The holders of a majority in principal amount of outstanding notes, however, may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on the notes.

The trustee is entitled to receive indemnification from the holders of the notes before the trustee exercises any of its rights or powers under the Indenture. This indemnification is subject to the trustee’s duty to act with the required standard of care during a default. The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of:

•	the conduct of any proceeding for any remedy available to the trustee; or

•	the exercise of any trust or power conferred on the trustee.

This right of the holders of the notes is, however, subject to the provisions in the Indenture providing for the indemnification of the trustee and other specified limitations. In general, the holders of notes may institute an action against us or any other obligor under the notes only if the following five conditions are fulfilled:

•	the holder previously has given to the trustee written notice of an Event of Default and the default continues;

•	the holders of at least 25% in principal amount of the notes then outstanding have made a written request to the trustee to pursue the remedy;

•	such holder or holders offer, and if requested, provide to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee has not instituted such action within 60 days of receipt of such request and the offer of security or indemnity; and

•	during such 60 day period, the trustee has not received a written direction inconsistent with such written request by the holders of a majority in principal amount of the notes then outstanding.

The above five conditions do not apply to actions by holders of the notes against us or any other obligor under the notes for payment of principal of, premium, if any, or interest on or after the due date thereof. The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Modification of the Indenture

Except as provided in the next three succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected thereby, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

•	extend the final maturity of the principal of any of the notes;

•	reduce the principal amount of any of the notes;

•	reduce the rate or extend the time of payment of interest on any of the notes;

•	reduce any amount payable on redemption of any of the notes;

•	change the currency in which the principal of, premium, if any, or interest on any of the notes is payable;

•	expressly subordinate any note to any other indebtedness;

•	impair the right to institute suit for the enforcement of any payment on any of the notes when due; or

•	make any change in the percentage in principal amount of the notes, the consent of the holders of which is required for any such amendment or any supplement to the Indenture or the waiver of any provision under the Indenture.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the Indenture or the notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not materially adversely affect the interests of holders of the notes;

•	provide for the assumption by a successor to the obligations of the Company under the Indenture;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	provide for the issuance of, or establish the form or terms of, additional notes in accordance with the Indenture;

•	add guarantors or co-obligors with respect to the notes;

•	secure the notes;

•	change or eliminate any of the provisions of the Indenture, but only if the change or elimination becomes effective when there are no outstanding notes of any series, or related coupon, which are entitled to the benefit of such provision and as to which such modification would apply;

•	evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the Indenture to facilitate the administration of the trusts by more than one trustee;

•	conform the text of the Indenture or the notes to any provision of a description of such notes appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular pursuant to which such notes were offered to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture or the notes;

•	add to the covenants of the Company or Events of Default for the benefit of the holders or surrender any right or power conferred upon the Company;

•	effect any provision of the Indenture;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

•	make other provisions that do not adversely affect the rights of any holder of outstanding notes.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any note or in respect of a provision which under the Indenture cannot be amended without the consent of the holder of each outstanding note affected thereby.

It is not necessary for the consent of the holders under the Indenture to approve the particular form of any proposed supplement, amendment or waiver. It is sufficient if such consent approves the substance of the proposed supplement, amendment or waiver. A consent to any supplement, amendment or waiver under the Indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After a supplement, amendment or waiver under the Indenture becomes effective, the Company is required to send to the holders and the trustee a notice briefly describing such amendment or waiver. However, the failure to send such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver. In connection with any supplement, amendment or waiver the trustee will receive, and will be entitled to conclusively rely upon an opinion of counsel and officers’ certificate pursuant to the terms of the Indenture.

Discharge, legal defeasance and covenant defeasance

We may discharge or defease our obligations under the Indenture as set forth below. Under terms specified in the Indenture, we may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation if such notes:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption.

We may discharge the Indenture by, among other things, irrevocably depositing with the trustee an amount certified to be sufficient to pay at maturity, or upon redemption, the principal, premium, if any, and interest on the notes. We may make the deposit in cash or U.S. Government Obligations, as defined in the Indenture.

We may terminate all our obligations under the notes and the Indenture at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is typically referred to as “legal defeasance.”

We may be released with respect to any outstanding notes from the obligations imposed by the sections of the Indenture that contain the covenants described above restricting liens and consolidations, mergers and conveyances of assets. In that case, we would no longer be required to comply with these sections. This is typically referred to as “covenant defeasance.”

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

In order to exercise either legal defeasance or covenant defeasance with respect to the notes:

•	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, government securities, or a combination of cash in U.S. dollars and government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

•	in the case of legal defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•	in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•	no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

•	we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

The trustee under the Indenture

Computershare Trust Company, N.A. is the trustee under the Indenture. The Indenture contains provisions for the indemnification of the trustee and for its relief from responsibility. The obligations of the trustee to any holder are subject to such immunities and rights as are set forth in the Indenture.

We and our affiliates have entered and may from time to time enter into customary banking and trustee relationships with the trustee and its affiliates.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or equityholder of Stewart Information Services Corporation or any of its subsidiaries will have any liability for any obligations of the issuer under the notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture is, and any notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-entry, delivery and form

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC for the accounts of participants in DTC.

DTC

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants (including Euroclear and Clearstream, Luxembourg) in DTC.

DTC advises us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom own DTC. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

U.S. Federal Income Tax Consequences

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

purchased in this offering at their “issue price,” which is the first price at which a substantial amount of the notes is sold to the public; and

held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), alternative minimum tax and Medicare contribution tax consequences and tax consequences applicable to you if you are subject to special rules because you are, for example:

a tax-exempt organization;

a regulated investment company;

a financial institution;

a dealer or electing trader in securities that marks its securities to market for tax purposes;

holding the notes as part of a “straddle” or integrated transaction;

a U.S. Holder (as defined herein) whose functional currency is not the U.S. dollar; or

a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding the notes are urged to consult their own tax advisors.

This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, in each case as in effect on the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.

This discussion does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax advisor with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax consequences to U.S. Holders

As used herein, you are a “U.S. Holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

a citizen or individual resident of the U.S.;

a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; or

an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

Interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. We expect that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by a specified de minimis amount or more, you will be required to include such excess in income as original issue discount as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash attributable to this income. The remainder of this discussion assumes that the notes are not issued with original issue discount for U.S. federal income tax purposes.

Sale, redemption or other disposition of the notes

Upon the sale, redemption or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and your tax basis in the note, which in general will be your cost therefor. For these purposes, the amount realized does not include any amounts attributable to accrued interest, which are treated as interest as described under “Payments of interest” above.

Gain or loss realized on the sale, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of disposition the note has been held for more than one year. Long-term capital gains recognized by noncorporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

Information returns will be filed with the Internal Revenue Service (the “IRS”) in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, other than with respect to certain exempt recipients. You will be subject to backup withholding on these payments if you fail to provide your taxpayer identification number and to comply with certain certification procedures or, alternatively, to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, you are a “Non-U.S. Holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

a nonresident alien individual;

a foreign corporation; or

a foreign estate or trust.

A “Non-U.S. Holder” does not include a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note or certain former citizens or residents of the United States. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning a note and of the sale, redemption or other disposition of a note.

Payments on the notes

Subject to the discussions below under “Backup withholding and information reporting” and “FATCA,” payments of principal and interest on the notes to you will not generally be subject to U.S. federal withholding tax, provided that, in the case of interest:

you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote and are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

you certify on an IRS Form W-8BEN or W-BEN-E (or other applicable IRS Form W-8), under penalties of perjury, that you are not a United States person (as defined in the Code).

If interest on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), although exempt from the withholding tax discussed in the preceding paragraph, you will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), except that you will generally be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate if you are a corporation).

Sale, redemption or other disposition of the notes

Subject to the discussions below under “Backup withholding and information reporting” and “FATCA,” you will not be subject to U.S. federal income tax on gain realized on the sale, redemption or other disposition of a note unless the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States), in which case you would generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above).

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the notes, and you may be subject to backup withholding on payments of interest on the notes or on the proceeds from a sale or other disposition (including a retirement or redemption) of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. Withholding may also apply to payments of proceeds of sales or redemptions of the notes, although under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) no withholding will apply on payments of gross proceeds. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed with respect to you and you are not a foreign financial institution, you generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. You should consult your tax advisor regarding the implications of FATCA for an investment in the notes.

Underwriting (Conflicts of Interest)

Under the terms and conditions contained in an underwriting agreement dated November 17, 2021 we have agreed to sell to the underwriters named below, for which Goldman Sachs & Co. LLC and PNC Capital Markets LLC are acting as representatives, and each underwriter has agreed severally to purchase, the following principal amounts of the notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$225,000,000
PNC Capital Markets LLC	$135,000,000
Fifth Third Securities, Inc.	$22,500,000
Citizens Capital Markets, Inc.	$22,500,000
Regions Securities LLC	$22,500,000
Keefe, Bruyette & Woods, Inc.	$7,500,000
Stephens Inc.	$7,500,000
Dowling and Partners Securities, LLC	$7,500,000
Total	$450,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters propose to offer the notes initially at the public offering prices on the cover page of this prospectus supplement and may offer the notes to selected broker-dealers at those prices, less a concession of 0.60% of the principal amount per note. The underwriters and selected broker-dealers may allow a discount on sales to other broker-dealers of 0.25% of such principal amount. After the initial public offering of the notes, the public offering prices and concessions and discounts to broker-dealers and other selling terms with respect thereto may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes offered hereby are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange, and we do not intend to apply for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of, or the trading markets for, the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the markets for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We estimate that our out-of-pocket expenses (not including the underwriting discounts) for this offering will be approximately $1.0 million.

The following table shows the amount of the underwriting discounts provided to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

Per Note	Total
1,000%	$4,500,000

We expect that delivery of the notes will be made against payment therefor on or about November 24, 2021, which is the fifth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make in that respect.

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids, in accordance with Regulation M under the Exchange Act, as described below:

Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of notes in the open market after the distribution of such notes has been completed in order to cover syndicate short positions.

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the underwriters has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the underwriting agreement.

Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the notes were purchased. These taxes and charges are in addition to the respective public offering price set forth on the cover page.

Conflicts of Interest

We intend to use a portion of the net proceeds of this offering to repay all amounts outstanding under the New Term Loan under our New Credit Agreement. As of October 28, 2021, prior to this offering and the anticipated use of proceeds thereof, $370 million was outstanding under the New Term Loan. PNC Capital Markets LLC, which is an underwriter of this offering of the notes, is an affiliate of PNC Bank, National Association, which is the Sole Lead Arranger and Sole Bookrunner under the New Credit Agreement and has been paid customary fees in connection therewith. PNC Bank, National Association is expected to receive more than 5% of the net proceeds of this offering due to the repayment of all amounts outstanding under the New Term Loan. Therefore, such underwriter would be considered to have a “conflict of interest” with us in regard to this offering under Rule 5121 of FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with the offering because the offering is of a class of securities that are investment grade rated. No affected underwriter will confirm sales to any account over which it exercises discretionary authority without the prior written consent of the account holder.

Selling Restrictions

Notice to the Prospective Investors in the European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospects for offers of the notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the United Kingdom, those Regulations or Directives as they form part of the United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in the United Kingdom domestic law, as appropriate.

Additional Notice to the Prospective Investors in the United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

Each underwriter has represented and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to HPE; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Recipients of this prospectus supplement are not permitted to transmit it to any other person. The notes are not being offered to the public in the United Kingdom.

Notice to the Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering circular (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to the Prospective Investors in Hong Kong

Each underwriter represents, warrants and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the SFO) and any rules made under that Ordinance; or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to the Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances that constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to the Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act. Each underwriter has agreed that it has not, directly or indirectly, offered or sold and will not offer or sell any of the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to the Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or

otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Whether the notes are subscribed or purchased under Section 275 by a relevant person that is:

a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to the Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Legal Matters

The validity of the notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Cravath, Swaine and Moore LLP is advising the underwriters in connection with the offering of the notes.

Experts

The consolidated financial statements of Stewart Information Services Corporation as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change in the accounting for leases.

PROSPECTUS

Stewart Information Services Corporation

Common Stock
Preferred Stock
Warrants
Units
Debt Securities
Purchase Contracts

By this prospectus, we may offer and sell from time to time, in one or more offerings, common stock, preferred stock, warrants, units, debt securities, purchase contracts or any combination thereof as described in this prospectus. The warrants may be convertible into or exercisable or exchangeable for common stock or preferred stock, the preferred stock may be convertible into or exchangeable for common stock and the debt securities may be convertible into or exchangeable for common stock or preferred stock. You should carefully read this prospectus, any prospectus supplement and any free writing prospectus, as well as any documents incorporated in any of the foregoing by reference, before you invest in our securities. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. The prospectus supplement or any related free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “STC.”

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement.

____________________

Investing in our securities involves risks. Before buying our securities, you should carefully read and consider the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus and in any accompanying prospectus supplement from our filings made with the Securities and Exchange Commission. See the section entitled “Risk Factors” on page 5 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is July 31, 2020.

TABLE OF CONTENTS

____________________

Page

About This Prospectus	1
Where You Can Find More Information	2
Incorporation of Certain Information by Reference	2
Special Note Regarding Forward-Looking Statements	4
Risk Factors	5
About the Company	6
Use of Proceeds	7
Description of Securities	8
Plan of Distribution	12
Legal Matters	13
Experts	13

____________________

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this documentation are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospectus may have changed since those dates.

About This Prospectus

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. Under this shelf registration, we may offer shares of our common stock and preferred stock, various series of warrants to purchase common stock or preferred stock, debt securities, purchase contracts or any combination thereof, from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before you invest in our securities.

We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, any applicable prospectus supplement and any related free writing prospectus, the words “Stewart,” “we,” “us,” “our,” the “Company” or similar references refer to Stewart Information Services Corporation and its subsidiaries; and the term “securities” refers collectively to our common stock, preferred stock, warrants to purchase common stock or preferred stock, debt securities, purchase contracts, or any combination of the foregoing securities.

Where You Can Find More Information

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Securities.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Stewart Information Services Corporation, 1360 Post Oak Blvd. Suite 100, Houston, Texas 77056, Attention: Chief Legal Officer, or by telephone request to (713) 625-8100. Our website is located at http://www.stewart.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference has been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-02658) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this prospectus and the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 27, 2020;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 4, 2020;

•	Current Reports on Form 8-K, as filed with the SEC on January 15, 2020, February 13, 2020, May 11, 2020, June 4, 2020 and June 8, 2020; and

•	The description of our common stock contained in our registration statement on Form 8-A, which was filed with the SEC on May 30, 2001, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by contacting us, either orally or in writing, at the following:

Stewart Information Services Corporation

1360 Post Oak Blvd. Suite 100

Houston, Texas 77056

Phone: (713) 625-8100

nat.otis@stewart.com

Attn: Nat Otis

You may also access these documents free of charge on the SEC’s website at www.sec.gov or on our website at www.stewart.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

We have not authorized anyone to provide you with information other than what is incorporated by reference or provided in this prospectus or any prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

Special Note Regarding Forward-Looking Statements

This prospectus, any applicable prospectus supplement, any related free writing prospectus, and the information incorporated by reference herein and therein contain statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements contain projections of our future results of operations or of our financial position or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” or the negative of such words or other similar words or phrases. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, including, without limitation the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are on file with the SEC and are incorporated herein by reference, and the section of any accompanying prospectus supplement entitled “Risk Factors.”

Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake or intend to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated by reference herein that include forward-looking statements.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are on file with the SEC and are incorporated herein by reference, and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

About the Company

We are a global real estate services company, incorporated in Delaware in 1970, and offering products and services through our direct operations, network of independent agencies and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. We currently report our business in two segments: title insurance and related services (title), and ancillary services and corporate.  For a further description of our business, properties and operations, you should read our Quarterly Report and the Annual Report, each of which is incorporated by reference into this prospectus.

Stewart was established in 1893 and is headquartered in Houston, Texas. We primarily operate in the United States with international market presence through a network of regional offices in Canada, the United Kingdom, Australia, Europe, the Caribbean and Mexico. Our principal executive offices are located at 1360 Post Oak Blvd. Suite 100, Houston, Texas 77056, and our telephone number is (713) 625-8100. We maintain a website on the Internet at http://www.stewart.com. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

Use of Proceeds

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	acquisitions;

•	working capital;

•	capital expenditures;

•	repurchases of our common stock; and

•	repayment of debt.

Description of Securities

We may offer shares of our common stock and preferred stock, various series of warrants to purchase common stock or preferred stock, debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt, purchase contracts, or any combination thereof from time to time in one or more offerings under this prospectus at prices and on terms to be determined at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement and/or free writing prospectus that will describe the specific amounts, prices and other important terms of the securities.

Common Stock

We may issue and/or sell, as applicable, shares of our common stock from time to time. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to the preferences that may be applicable to any then-outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the rights, preferences and privileges of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, including dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or exchangeable for other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus, we will fix the rights, preferences and privileges of the preferred stock of such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Warrants

We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units

We may issue, in one or more series, units consisting of common stock, preferred stock, and/or warrants for the purchase of common stock and/or preferred stock in any combination. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

Debt Securities

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the particular series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. We have filed, or will file, as exhibits to the registration statement of which this prospectus is a part, the form of indenture and any supplemental agreements that describe the terms of the series of debt securities we are offering before the issuance of the related series of debt securities.

We may evidence each series of debt securities we will issue by an indenture that we enter into with a trustee. We will indicate the name and address of the trustee, if applicable, in the prospectus supplement relating to the particular series of debt securities being offered.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or our subsidiaries or debt or equity securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the foregoing as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Form of Securities

Each debt security or unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities or units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the trustees, the warrant agents, the unit agents or any other agent of the Company, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Plan of Distribution

We may sell securities:

•	through underwriters;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	through dealers;

•	through agents;

•	directly to purchasers;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in an “at the market offering”, within the meaning of Rule 415(a)(4) of the Securities Act; or

•	through a combination of any of these methods or any other method permitted by law.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

Legal Matters

The validity of the securities being offered by this prospectus will be passed upon by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Stewart Information Services Corporation as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change in the accounting for leases.

Stewart Information Services Corporation

$450,000,000 3.600% Senior Notes due 2031

Joint Book-Running Managers
Goldman Sachs & Co. LLC	PNC Capital Markets LLC
Co-Managers

Fifth Third Securities	Citizens Capital Markets	Regions Securities LLC
Keefe, Bruyette & Woods	Stephens Inc.	Dowling and Partners Securities, LLC
A Stifel Company